Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
ACCRETIVE HEALTH, INC.
Accretive Health, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
The Board of Directors of the Corporation duly adopted a resolution on May 19, 2015, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said amendment at a meeting of stockholders held on August 14, 2015 in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:
RESOLVED: That Article NINTH of the Amended and Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and that the following be inserted in lieu thereof:
“NINTH. This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.
1.General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established by the Board of Directors. Elections of directors need not be by written ballot except as and to the extent provided in the Bylaws of the Corporation.

3.Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, until the election of directors at the annual meeting of stockholders to be held in 2018, the Board of Directors shall be and is divided into classes, with directors in each class having the terms of office specified in Section 4 of this Article NINTH. Commencing with the election of directors at the annual meeting to be held in 2018, the classification of the Board of Directors shall cease, and, subject to the rights of any holders of any series of Preferred Stock to elect directors, directors shall thereupon be elected for a term expiring at the next annual meeting of stockholders.

4.Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending at the election of directors at the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation. Notwithstanding the foregoing, commencing with the election of directors at the annual meeting to be held in 2016, the successor of each director whose term expires at such meeting shall be elected for a term expiring at the annual meeting of stockholders to be held in 2017; for the election of directors at the annual meeting of stockholders to be held in 2017, the successor of each director whose term expires at such meeting shall be elected for a term expiring at the annual meeting of stockholders to be held in 2018; and for the election of directors at the annual meeting to be held in 2018 and for the election of directors at each annual meeting thereafter, each director shall be elected for a term expiring at the next succeeding annual meeting. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

5.Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. Until the election of directors at the annual meeting of stockholders to be held in 2018, in the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (ii) the newly-created or -eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the classes of directors.

6.Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section 2 of this Article NINTH shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

7.Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.

8.Removal. Subject to the rights of holders of any series of Preferred Stock, any director of the Corporation may be removed, with or without cause, by the affirmative vote of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in an election of directors.

9.Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy in the Board of Directors, however occurring, or any newly-created directorship resulting from an increase in the authorized number of directors, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and, until the election of directors at the annual meeting of stockholders to be held in 2018, a director chosen to fill a position resulting from a newly-created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

10.Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

11.Amendments to Article. Notwithstanding any other provision of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two‑thirds of the votes that all the stockholders would be entitled to cast in an election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by a duly authorized officer of the Corporation on this 14th day of August, 2015.

        ACCRETIVE HEALTH, INC.
        By: /s/ Daniel Zaccardo_____
Name: Daniel Zaccardo

Title: SVP/General Counsel/Corporate Secretary

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